THE TAIWAN FUND, INC. REVIEW
October 2005

HSBC Investment (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371
Portfolio Review
Market review:
The Taiwan Stock Exchange Index (“TAIEX”) declined by 6.8% in U.S. dollar terms mainly due to the fear of economic slow down if the bird flu hit Taiwan. Both foreign investors and local mutual funds were net sellers, with net selling amounting to NT$ 31.0 billion and NT$ 6.6 billion, respectively. Proprietary traders also remained net sellers with net selling amounting to NT$ 7.6 billion. On the economic front, the leading indicator in September rebounded 0.6 to 108.8, which implied the economy may rebound in the coming months. M2 Money supply (a measure of total money supply that includes circulating cash, savings and other time deposits) growth declined to 6.35% in September from 6.5% in August, with a year to date growth rate of 6.17%, mainly due to the net capital outflow. In terms of sector performance, most major sectors declined, including steel (-12.5%), shipping (-8.1%), technology (-6.8%) and financials (-6.5%). Defensive sectors such as automobile (+2.4%) and plastics (+0.0%) were outperformers in October as funds shifted into those sectors.
Fund Performance Review:
The Fund underperformed its benchmark by 1.4% in October mainly caused by negative contributions from sector allocation. For sector allocation, both overweight Integrated Circuit (IC) design and underweight petrochemical brought negative contributions to the performance.
Investment Strategy:
Assuming the good sales momentum and strong liquidity continues in the coming months, the market may have moderate upside before January 2006. To take advantage of a year-end rally, we plan to remain moderately aggressive in our investment strategy. We plan to remain underweight in the industrial cyclical sectors, such as petrochemical, paper and textile, based on the slowing demand from China and increasing supply from new capacities. We will also underweight the financial sector due to slowing earnings growth momentum and slower than expected financial reform. On the other hand, we plan to remain overweight in the technology sector since many technology companies demonstrated strong sales and earnings momentum in the months before the Christmas peak season. Those companies include semiconductor foundry companies, notebook PC, IC design and handsets companies. We expect that the share price of technology companies should continue to outperform in the coming two months. Our main focus will be technology stocks with good value and stable earnings growth in the fourth quarter of 2005 and the first half of 2006.
Total Fund Sector Allocation

As of 10/31/05	% of	% of
	Total Fund	TAIEX
PC & Peripherals	18.8	14.28
IC Design	12.4	3.54
Semiconductor Manufacturing	9.5	14.24
Electronics	9.3	4.86
TFT-LCD	8.3	4.47
Electronic Components	7.8	1.48
Finance	7.4	18.22
Telecommunication	5.9	8.08
Iron & Steel	5.7	2.80
Plastics	4.0	10.95
Memory IC	3.0	1.50
Transportation	1.5	2.32
Others	0.0	1.83
Textiles	0.0	1.41
Automobile	0.0	1.36
Chemicals	0.0	1.31
Electric & Machinery	0.0	1.18
Computer Service and Software	0.0	1.05
Cement	0.0	0.91
Construction	0.0	0.90
Wholesale & Retail	0.0	0.80
Foods	0.0	0.64
Rubber	0.0	0.53
Elec. Appliance & Cable	0.0	0.47
Glass & Ceramics	0.0	0.32
Paper & Pulp	0.0	0.31
Tourism	0.0	0.24
Biotech	0.0	0.00
Securities	0.0	0.00
Total	93.6	100.00
Cash	6.4

Technology	75.0	55.15
Non-Technology	11.2	26.63
Financial	7.4	18.22

Total Net Assets: US$227.14Million
Top 10 Holdings of Total Fund Portfolio

As of 10/31/05	% of Total Portfolio

MediaTek, Inc.	7.53

Hon Hai Precision Industry Co. Ltd.	5.92

China Steel Corp.	5.72

Asustek Computer, Inc.	4.73

Taiwan Semiconductor Manufacturing Co.	4.65

Tripod Technology Corp.	4.17

Cheng Uei Precision Industry Co. Ltd.	4.12

Cathay Financial Holding Co. Ltd.	3.88

Chinatrust Financial Holding Co. Ltd.	3.48

Au Optronics Corp.	3.46

Total	47.66

NAV: US$13.88 Price: US$12.40 Discount: -10.66%
No. of Shares: 16.4Million

Returns in US$ (%)*

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	-8.08	-6.81
Fiscal Year to Date**	-5.96	-6.74
One Year	8.53	0.58
Three Years	8.93	9.26
Five years	-0.58	0.05
Ten Years	0.68	-0.38
Since Inception	9.21	9.85
*Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Returns for the Taiwan Stock Exchange Index (“TAIEX”) are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.
** The Fund’s fiscal year commences on September 1.
Premium/Discount of TWN
Market Data

	As of 09/30/05	As of 10/31/05
TAIEX	6118.61	5764.30
% change in NTD terms	1.41	-5.79
% change in USD terms	0.08	-6.81
NTD Daily avg. trading volume (In Billions)	66.02	71.65
USD Daily avg. trading volume (In Billions)	1.99	2.14
NTD Market Capitalization (In Billions)	14276.44	13850.62
USD Market Capitalization (In Billions)	430.19	412.82
FX Rate: (NT$/US$)	33.186	33.551

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Victor Shih
Deputy Fund Manager: Steven Chan

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